Exhibit 99.1

The following unaudited summary pro forma statements of income data gives effect to the U.K. spin-out, as if it had occurred on January 1, 2009, 2010 and 2011. The following unaudited summary pro forma, as adjusted, statement of income data gives effect to the U.K. spin-out and the financing transactions as if they had occurred on January 1, 2011. The following unaudited summary pro forma balance sheet data as of December 31, 2011, gives effect to the U.K. spin-out as if it had occurred on such date. The following unaudited summary pro forma, as adjusted, balance sheet data as of December 31, 2011, gives effect to the U.K. spin-out and the financing transactions as if it had occurred on such date. The unaudited summary pro forma consolidated financial data is for illustrative purposes only. Such data does not purport to be indicative of the financial condition and the results of operations that would have been achieved had the events for which we are giving pro forma effect actually occurred on the dates referred to above or the financial condition and the results of operations that may be expected in the future.

	Unaudited Pro Forma Years Ended December 31,			Unaudited Pro Forma, As Adjusted, at December 31, 2011
	2009	2010	2011
	(Dollars in thousands)
Consolidated Pro Forma Statement of Income Data
Total revenues	$488,378	$473,949	$499,178	$499,178
Equity in earnings of unconsolidated affiliates	61,771	69,916	83,137	83,137
Operating expenses excluding depreciation and amortization	(347,541)	(326,761)	(327,479)	(327,479)
Depreciation and amortization	(24,432)	(22,493)	(21,177)	(21,177)

Operating income	178,176	194,611	233,659	233,659
Other income (expense):
Interest income	1,729	742	516	516
Interest expense	(67,770)	(66,886)	(63,538)	(96,674)
Other	373	708	(73)	(73)

Income from continuing operations before income taxes	112,508	129,175	170,564	137,428
Income tax (expense) benefit	5,455	(29,257)	(39,918)	(28,321)

Income from continuing operations	117,963	99,918	130,646	109,107
Less: Net income attributable to noncontrolling interests	(65,313)	(60,240)	(69,779)	(69,779)

Income from continuing operations attributable to USPI’s common stockholder	$52,650	$39,678	$60,867	$39,328

Other Data:
EBITDA less noncontrolling interests[1]	$137,295	$156,864	$185,057	$185,057
Adjusted EBITDA, excluding the pro forma effect of the recent and pending acquisitions[1]	170,408	180,079	194,088	194,088
Adjusted EBITDA[1]				$209,973
Number of facilities operated as of end of period	165	185	200
Cash flows from operating activities	$162,018	$148,319	$164,665

	Historical December 31,			Unaudited Pro Forma, December 31, 2011	Unaudited Pro Forma, As Adjusted December 31, 2011
	2009	2010	2011
	(Dollars in thousands)
Consolidated Balance Sheet Data:
Working capital (deficit)	$(113,016)	$(100,249)	$(121,909)	$(73,186)	$(120,125)
Cash and cash equivalents[2]	34,890	60,253	41,822	40,884	40,884
Total assets	2,325,392	2,372,739	2,393,498	2,170,157	2,143,252
Total debt	1,071,528	1,069,826	1,068,456	1,013,589	1,330,074
Noncontrolling interests—redeemable	63,865	81,668	106,668	105,847	105,847
Total equity	798,003	821,151	767,871	630,310	293,569

1	EBITDA is computed by adding operating income plus depreciation and amortization. EBITDA less noncontrolling interests is computed by subtracting net income attributable to noncontrolling interests from EBITDA to reflect that the Company does not wholly own each facility. Adjusted EBITDA, excluding recent and pending acquisitions and Adjusted EBITDA include further adjustment items set forth in the table below. We have included EBITDA and Adjusted EBITDA in this offering memorandum to provide investors with a supplemental measure of our operating performance and ability to service and incur debt. EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP. EBITDA and Adjusted EBITDA have important limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. For example, neither EBITDA nor Adjusted EBITDA reflect (a) our cash expenditures, or future requirements for capital expenditures or contractual commitments; (b) changes in, or cash requirements for, our working capital needs; (c) the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; and (d) tax payments or distributions to our parent to make payments with respect to taxes attributable to us that represent a reduction in cash available to us. Because of these limitations, we primarily rely on our results as reported in accordance with GAAP and use EBITDA and Adjusted EBITDA only supplementally. In addition, because other companies may calculate EBITDA and Adjusted EBITDA differently than we do, EBITDA may not be, and Adjusted EBITDA as presented in this offering memorandum is not, comparable to similarly titled measures reported by other companies.

A reconciliation of operating income to EBITDA and to Adjusted EBITDA is included below:

	Unaudited Pro Forma Years Ended December 31,			Unaudited Pro Forma, As Adjusted Year Ended December 31, 2011
Pro Forma (includes U.S. only)	2009	2010	2011
	(Dollars in thousands)
Operating income	$178,176	$194,611	$233,659	$233,659
Depreciation and amortization	24,432	22,493	21,177	21,177

EBITDA	202,608	217,104	254,836	254,836
Net income attributable to noncontrolling interests	(65,313)	(60,240)	(69,779)	(69,779)

EBITDA less noncontrolling interests	137,295	156,864	185,057	185,057
Net (gain) loss on deconsolidations, disposals and impairments	29,162	6,378	(1,529)	(1,529)
Impairment of unconsolidated affiliate	—	3,676	—	—
De novo start-up losses[a]	—	136	4,009	4,009
Acquisition costs[b]	—	2,857	3,314	3,314
Expense related to prior acquisition[c]	—	6,000	—	—
Equity compensation	1,951	2,168	1,237	1,237
Management fee[d]	2,000	2,000	2,000	2,000

Adjusted EBITDA, excluding the pro forma effect of recent and pending acquisitions	$170,408	$180,079	$194,088	194,088

Titan acquisition (14 facilities)[e]				6,239

Acquisition of facility in Hackensack, New Jersey[f]				3,549

Acquisition of facility in San Diego, California[g]				599

Acquisition of facility in Midland, Texas[h]				546

Acquisition of facility in Phoenix, Arizona[i]				518

Titan buy-up (one facility)[j]				4,434

Adjusted EBITDA[k]				$209,973

a	Represents our share of operating losses incurred primarily by a hospital located in Phoenix, Arizona. The hospital opened in June 2010. We own 50% of the hospital and the remaining 50% is owned by a local not-for-profit hospital partner. This hospital has no physician ownership as it opened after the Patient Protection and Affordable Care Act was enacted on March 23, 2010, which disallowed physician ownership in this hospital.

b	Represents transaction expenses and related costs incurred related to our acquisitions of HealthMark Partners, Inc. in 2010 and Titan Health Corporation primarily in 2011.

c	Represents payment of fee related to the settlement of a dispute regarding an acquisition of a facility in 2003.

d	Represents annual management fees paid to Welsh Carson Anderson & Stowe.

e	Effective September 1, 2011, we acquired 100% of the equity interests in Titan Health Corporation, or Titan. We paid cash totaling $43.4 million, net of $5.0 million of cash acquired. Titan has an equity investment in 14 ambulatory surgery centers. In addition, we paid approximately $14.3 million in cash to physicians in order to obtain additional ownership in six of these centers. Adjusted EBITDA has been increased to reflect this acquisition as though it were effective January 1, 2011, by applying our ownership percentage and management contract earnings formula to the historical financial statements of the acquiree for the months of 2011 that preceded our acquisition.

f	Effective December 1, 2011, we paid cash of approximately $23.7 million to acquire a noncontrolling equity interest and right to manage a facility in Hackensack, New Jersey. Adjusted EBITDA has been increased to reflect this acquisition as though it were effective January 1, 2011, by applying our ownership percentage and management contract earnings formula to the historical financial statements of the acquiree for the months of 2011 that preceded our acquisition.

g	Effective December 31, 2011, we paid cash of approximately $3.3 million to acquire a controlling equity interest and right to manage a facility in San Diego, California. Adjusted EBITDA has been increased to reflect this acquisition as though it were effective January 1, 2011, by applying our ownership percentage and management contract earnings formula to the historical financial statements of the acquiree for 2011.

h	Effective February 1, 2012, we paid cash of approximately $3.1 million to acquire a noncontrolling equity interest and right to manage a facility in Midland, Texas. Adjusted EBITDA has been increased to reflect this acquisition as though it were effective January 1, 2011, by applying our ownership percentage and management contract earnings formula to the historical financial statements of the acquiree for 2011.

i	Effective March 1, 2012, we paid cash of approximately $3.0 million to acquire a noncontrolling equity interest and right to manage a facility in Phoenix, Arizona. Adjusted EBITDA has been increased to reflect this acquisition as though it were effective January 1, 2011, by applying our ownership percentage and management contract earnings formula to the historical financial statements of the acquiree for 2011.

j	Represents a pending acquisition of additional ownership in a Titan facility in Cherry Hill, New Jersey. We currently have a minority interest in such facility and have reached an agreement in principle to acquire a controlling interest for $18.0 million in cash. At this time, we have completed our due diligence and believe we have completed negotiation of the definitive documentation for the acquisition, but such documentation remains subject to the approval of certain physicians at the facility and therefore has not yet been signed. We expect to sign the definitive documentation and close the acquisition by March 31, 2012. However, we can provide no assurance that acquisition will close by such date, if at all. For purposes of this offering memorandum, we have assumed such acquisition will be completed, and therefore Adjusted EBITDA has been increased to reflect this acquisition as though it were effective January 1, 2011, by applying our ownership percentage and management contract earnings formula to the historical financial statements of the acquiree for 2011.

k	Adjusted EBITDA does not reflect two additional acquisition opportunities that are currently pending. We have substantially completed our due diligence with respect to such acquisitions and are in active negotiations with the existing owners of such businesses, but have not reached a definitive agreement with the existing owners. At this time, the Company expects to pay approximately $24.4 million in cash to complete such acquisitions. Based on diligence completed to date, if such acquisitions were completed as of January 1, 2011, we estimate that the Adjusted EBITDA contribution from such acquisitions would have been approximately $2.6 million. However, this estimate is subject to our ongoing diligence review. While we expect to complete such acquisitions within a few months of the consummation of this offering, we can provide no assurance that such acquisitions will close during that time, if at all.

2.	This amount does not reflect any deduction for the $6.2 million in cash we paid subsequent to December 31, 2011 to complete the 2012 acquisitions included in Adjusted EBITDA or the estimated purchase price of $18.0 million to complete the pending acquisition included therein.

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